RULE 424(b)(3)
                                                               FILE NO. 33-95732
                                                 SHEFFIELD PHARMACEUTICALS, INC.



                       SUPPLEMENT NO. 1 DATED MAY 4, 1999
                     TO PROSPECTUS DATED SEPTEMBER 6, 1995


As a result of adjustments in the number of shares issuable upon exercise of warrants held by certain Selling Stockholders in accordance with applicable anti-dilution provisions and the transfer of certain options, the cover page of the Prospectus dated September 6, 1995 (the "Prospectus") and the table of Selling Stockholders in the Selling Stockholders section of the Prospectus are hereby supplemented and amended as follows:

         (a) The cover page of the Prospectus is amended to provide that the total number of shares of Common Stock being offered by Selling Stockholders has been reduced from 5,102,724 shares to 1,756,725 shares.

         (b) The Selling Stockholders table on page 12 of the Prospectus is amended and restated in its entirety as follows:


                                      Shares Beneficially               Shares to be                Shares Beneficially
                                         Owned Prior to                    Sold in                      Owned After
                                         Offering(1)(2)                    Offering                     Offering(3)
                                  -----------------------------       -----------------          --------------------------

NAME(1)                                   NUMBER       PERCENT                                   NUMBER             PERCENT
-------                                   ------       -------                                   ------             -------


SMT Investment Partnership               191,000(4)        *                  191,000                  0               ---
The Fort Hill Group, Inc.                 30,000(5)        *                   30,000                  0               ---
Global Equities                           37,500(6)        *                   37,500                  0               ---
Kerry Nagle                               45,000(7)        *                   45,000                  0               ---
Chan Koo Chung                            15,000(8)        *                   15,000                  0               ---
Monica Koechin                           400,000(9)       1.5%                400,000                  0               ---
John Casey                               18,750(10)        *                   18,750                  0               ---
Lommen Family Trust                      12,000(11)        *                   12,000                  0               ---
Kelly Family Trust                       10,500(12)        *                   10,500                  0               ---
Larry Peery                               4,500(13)        *                    4,500                  0               ---
John P. Boesel                           58,125(14)        *                   58,125                  0               ---
George D. Anderson                       18,750(15)        *                   18,750                  0               ---
Gabiano, Inc.                            12,000(16)        *                   12,000                  0               ---
Schlegel Investment Co.
  Money Investment Plan                  15,000(17)        *                   15,000                  0               ---
Keith V. Denner                          15,000(18)        *                   15,000                  0               ---
Gloria Iorio                              9,600(19)        *                    9,600                  0               ---
Thomas R. Reardon                        15,000(20)        *                   15,000                  0               ---
Eugene J. O'Neill                        24,000(21)        *                   24,000                  0               ---
XPER International Ltd.                  10,000(22)        *                   10,000                  0               ---
Global Gestion                          196,000(23)        *                  196,000                  0               ---


                                      Shares Beneficially               Shares to be                Shares Beneficially
                                         Owned Prior to                    Sold in                      Owned After
                                         Offering(1)(2)                    Offering                     Offering(3)
                                  -----------------------------       -----------------          --------------------------

Arab Petroleum Investment
  Corp.                                 500,000(24)       1.8%                500,000                  0               ---
Edward C. Rubatino                       12,500(25)        *                   12,500                  0               ---
JDW Irrevocable Trust                    25,000(26)        *                   25,000                  0               ---
John G. Cage                             14,000(27)        *                   14,000                  0               ---
Karen Blandini                            5,000(28)        *                    5,000                  0               ---
Kossert Enterprises                      12,500(29)        *                   12,500                  0               ---
Les Schultz                              25,000(30)        *                   25,000                  0               ---
Ward T. Bell                              5,000(31)        *                    5,000                  0               ---
John Schroeder                           17,500(32)        *                   17,500                  0               ---
James Allen                               2,500(33)        *                    2,500                  0               ---
Al Yee                                    2,500(33)        *                    2,500                  0               ---
James Desmond                            13,700(34)        *                   13,700                  0               ---



--------------------------------------

*        Less than 1%.

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)      Determined in accordance with Rule 13-3(d) of the Exchange Act of 1934.

(3) Assumes all shares of Common Stock offered hereby are sold pursuant to the registration statement of which the prospectus constitutes a part.

(4) Represents shares issuable upon exercise of stock purchase warrants. SMT has the right upon exercise of warrant issued by the Company to SMT, to acquire up to 191,000 shares of Common Stock.

(5) Represents shares issuable upon exercise of certain stock purchase warrants. The Fort Hill Group, Inc. is a former financial advisor to the Company.

(6) Includes 32,500 shares issuable upon exercise of certain stock purchase warrants.

(7) Includes 15,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(8) Includes 5,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(9) Includes (i) 10,000 shares of Common Stock issuable upon exercise of PP Unit Warrants, (ii) 35,000 shares of Common Stock issuable upon exercise of PP II Unit Warrants and (iii) 100,000 shares issuable upon exercise of certain stock options.

(10) Includes 6,250 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(11) Includes 4,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(12) Includes 3,500 shares of Common Stock issuable upon exercise of PP Unit Warrants.


                                              (FOOTNOTES CONTINUED ON NEXT PAGE)


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



(13) Includes 1,500 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(14) Includes (i) 3,125 shares of Common Stock issuable upon exercise of PP Unit Warrants and, (ii) 25,000 shares of Common Stock issuable upon exercise of certain stock options.

(15) Includes 6,250 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(16) Includes 4,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(17) Includes 5,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(18) Includes 5,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(19) Includes 3,200 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(20) Includes 5,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(21) Includes 8,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(22) Includes 5,000 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(23) Includes (i) 32,000 shares of Common Stock issuable upon exercise of PP Unit Warrants and (ii) 50,000 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(24) Includes 250,000 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(25) Includes 6,250 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(26) Represents 12,500 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(27) Includes 7,000 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(28) Includes 2,500 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(29) Includes 6,250 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(30) Includes 12,500 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(31) Includes 2,500 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(32) Includes 12,500 shares of Common Stock issuable upon exercise of certain stock purchase options.

(33) Represents shares of Common Stock issuable upon exercise of certain stock purchase options.

(34) Includes 2,500 shares of Common Stock issuable upon exercise of certain stock purchase options.

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